EXHIBIT 2.4

                            ASSET PURCHASE AGREEMENT

         This Agreement entered into this the 22nd day of April, 2003 by and among Palladium Communications, Inc., a corporation organized under the laws of the State of Kentucky (hereinafter "Seller"), and Palladium Consulting Group, LLC, a Kentucky Limited Liability Company (hereinafter "Buyer").

         WHEREAS, Seller operates a business primarily engaged as an agent of telecommunications; and WHEREAS, Seller owns equipment, contract rights, and miscellaneous assets used in connection with the operations of its business; and

         WHEREAS, Buyer desires to acquire certain assets used or useful, or intended to be used in the operation of Sellers business and Seller desires to sell such assets to Buyer;

         NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1. ASSET PURCHASED; LIABILITIES ASSUMED

         1.1 ASSETS PURCHASED. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement the follo wing carrier agreements and assets ("Agreement and Assets"):

         1.1.1 All carrier agreements and equipment listed on Exhibit "A", together with any replacements or additions to the equipment, etc. made prior to the closing date.

         1.1.2 Seller's goodwill.

         1.2 NO ASSUMPTION OF LIABILITIES. Buyer shall NOT assume responsibility of payment for any obligations of Seller except those listed in section 1.3.

         1.3 ASSUMPTION OF LIABILITIES. Buyer shall assume responsibility of payment for the following signed and executed original leases:

                           a.       NEC phone systems

                           b. Lease agreement with TJ Associates, Inc. for properties at 416 W. Muhammad Ali Blvd., Louisville, Kentucky 40202

                           c.       Sharp SF 2530 photocopier

SECTION 2. EXCLUDED ASSETS

         Excluded from this sale and purchase are Seller's cash, notes receivable, land and any and all other assets except those listed on Exhibit "A".

SECTION 3. PURCHASE PRICE FOR ASSETS

         The purchase price for the agreements and assets shall be $75,000.00, allocated as follows:

1.       Equipment, carrier agreements, and other personal property $75,000.00

                                                    TOTAL           $75,000.00

SECTION 4. PAYMENT OF PURCHASE PRICE

         The price for the Agreements and Assets shall be paid as follows:

         4.1 At closing, Buyer shall cause to be delivered to Seller the sum of $75,000.00

         4.2 The parties agree that amounts due hereunder shall be net amounts due to Seller without regard to any interest whatsoever, whether actual, imputed or implied.

SECTION 5.

         Seller represents warrant to Buyer as follows:

         5.1 CORPORATE EXISTENCE. Seller is now and on the date of closing will be a corporation duly organized and validly existing and in good standing under the laws of the State of Kentucky. Seller has all requisite corporate power and authority to own, operate and/or lease the assets, as the case may be, and to carry on its business as now being conducted.

         5.2 AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors of Seller, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms.

         5.3 TITLE TO ASSETS. Except as described in the Agreement, Seller holds good and marketable title to the assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges or encumbrances.

         5.4 BROKERS AND FINDERS. Seller has not employed any broker or finder in connection with the transaction contemplated by this Agreement or taken action that would give rise to valid claims against any party for a brokerage commission, finder's fee or other like payment.

         5.5 TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD PARTY APPROVAL.

         The execution and delivery of this Agreement by Seller and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge or encumbrance on any of the carrier agreements or assets, and will not require the authorization, consent, or approval of any third party, including any governmental division or regulatory agency.

         5.6 LITIGATION. Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of the carrier agreements or assets being conveyed under this Agreement.

         5.7 ACCURACY OF REPRESENTATIONS AND WARRANTEES.

         None of the representations or warranties of Seller contain or will contain any untrue statements of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller knows of no fact that has resulted, or that in the reasonable judgment of Seller will result in material change in the business, operations. or assets of Seller that has not been set forth in this Agreement or otherwise disclosed to Buyer.

         5.8 NON-COMPETITION The Seller agrees not to compete with Buyer whatsoever, as it pertains to any and all Carrier/Provider and Independent Sales Agent Agreement being sold to Buyer by Seller.

SECTION 6. REPRESENTATIONS OF BUYER Buyer represents and warrants as follows:

         6.1 CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Kentucky. Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         6.2 AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors of Buyer, and this Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms.

         6.3 BROKIERS AND FINDERS. Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, fmder's fee or other like payment.

         6.4 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Buyer contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the misstatements contained herein not misleading.

SECTION 7. COVENANTS OF SELLER

         7.1 SELLER'S OPERATION OF BUSINESS PRIOR TO CLOSING.

         Seller agrees that between the date of this Agreement and the date of CLOSING, Seller will:

         7.1.1 Use its best efforts to preserve its business organization and preserve the continued operation of its business with its customers, suppliers, and others having business relations with Seller.

         7.1.2 Not assign, sell, lease or otherwise transfer or dispose of any of the carrier agreements or assets listed on Exhibit "A", except to Buyer.

         7.1.3 Maintain all of its assets in their present conditions, reasonable wear and tear and ordinary usage accepted.

         7.2 ACCESS TO PREMISES AND INFORMATION.At reasonable times prior to the closing date, Seller will provide Buyer and its representatives with reasonable access during business hours to the assets, titles, contracts and records of Seller and furnish such additional information concerning Seller's businesses Buyer may from time to time reasonably request.

         7.3 CONDITIONS AND BEST EFFORTS. Seller will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of Seller under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this agreement.

SECTION 8. COVENANTS OF BUYER

         8.1 CONDITIONS AND BEST EFFORTS. Buyer will use its best efforts to effectuate the transaction contemplated by this Agreement and to fulfill all the conditions of Buyer's obligations under this Agreement, and shall do all acts and things as may be required to carry out Buyer's obligations and to consummate this Agreement.

         8.2 CONFIDENTIAL INFORMATION. If for any reason the sale of Agreements and Assets is not closed, Buyer will not disclose to third parties any confidential information received from Seller in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

SECTION 9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         The obligation of Buyer to purchase the Assets is subject to the fulfillment, prior to or at the closing date, of each of the following conditions, any one or portion of which may be waived in writing by Buyer:

         9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS AND SELLING SHAREHOLDER.

All representations and warranties made in this Agreement by Seller shall be true as of the closing date as fully as those such representations and warranties had been made on or as of the closing date, and, as of the closing date, Seller shall not have violated or shall have failed to perform in accordance with any covenant contained in this Agreement.

         9.2 LICENSES AND PERMITS. Buyer shall have obtained all licenses and permits from public authorities necessary to authorize the ownership and operation of the business of Seller.

         9.3 CONDITIONS OF THE BUSINESS. There shall have been no material adverse change in the manner in of operation of Seller's business prior to the closing date.

         9.4 NO SUITS OR ACTIONS. At the closing date, no suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the contemplated transactions.

SECTION 10. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller to consulate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the closing date, of the following condition, which may be waived in writing by Seller:

         All representations and warranties made in this Agreement by Buyer shall be true as of the closing date as fully as though such representations and warranties have been made on and as of the closing date, and Buyer shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

SECTION 11. BUYER'S ACCEPTANCE

         Buyer represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the business. Buyer has not relied on any representations made by Seller other than those specified in this Agreement. Buyer further acknowledges that Seller has made no agreement or promise to repair or improve any equipment or other personal property being sold to Buyer under this Agreement, and that Buyer takes all such property in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

SECTION 12. INDEMNIFICATION AND SURVIVAL

         12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. ALL representations and warranties made in this Agreement shall survive the closing of this Agreement, except that any party to whom a represenation of warranty has been in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty which such party had knowledge prior to closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate three (3) years from the closing date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

         12.2 SELLERS INDEMNIFICATION.

         12.2.1 Seller hereby agrees to indemnify and hold buyer, its successors and assigns harmless from and against:

         (1) Any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller's business prior to the close of business on the day before the closing date, except for claims, liabilities and obligations of seller expressly assumed by buyer under this agreement or paid by insurance maintained by Seller or Buyer.

         (2) Any and all damage or deficiency resulting from any material misrepresentation or breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller under this agreement.

         12.3 BUYERS INDEMNIFICATION. Buyer agrees to defend, indemnify and hold harmless Seller from and against:

         12.3.1 Any all claims, liabilities and obligations of every kind and description arising out of or related to the operation of the business following closing or arising out of buyers faith to perform obligations of Seller assumed by buyer pursuant to this agreement.

         12.3.2 Any all damage or deficiency resulting from any material misrepresentation, breech of warranty or covenant, or nonfulfillment of any agreement on the part of Buyer under this agreement.

SECTION 13. CLOSING

         13.1 TIME AND PLACE. This agreement shall be closed at the offices of Palladium Cormnunications, 416 W Mauhammad Ali Blvd, Louisville, KY 40202 on the 22nd day of April, 2003, or such other time as the parties may agree in writing. If the closing has not occurred on or before April 25th, 2003, then either party may elect to terminate this agreement. If, however, the closing has not occurred because of a breech of contract by one or more of the parties, the breaching party or parties shall remain liable for breach of contract.

         13.2 OBLIGATIONS OF SELLER AT CLOSING. At the closing, Seller shall deliver to buyer the following:

         13.2.1 Bills of Sale, Assignments, properly endorsed Certificate of Titles, and other instruments of transfer, and form and substance reasonably satisfactory to counsel for Buyer, necessary to transfer and convey all of the assets to Buyer.

         13.2.2 Non-competition Agreements referenced in Section 5.

         13.2.3 Such other certificates and documents as may be called for by the provisions of this Agreement.

         13.3 OBLIGATIONS OF BUYER AT CLOSING. At the closing Buyer shall delivery to Seller the following:

         13.3.1 A check in the amount specified in Section 4. 1.

         13.3.2 Such other certificates and documents as may be called for by the provisions of this Agreement.

SECTION 14. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         14.1 BOOKS AND RECORDS. This sale does not include the books of account and records of Seller's business. However, possession and custody of such books and records, except for Seller's general ledger, may be retained by Buyer for a period of six (6) months. During this period, Seller or its agents shall have access to such books and records and may make copies thereof, Buyer will exercise reasonable care in the safekeeping of such records. Seller shall retain its general ledger but shall make it available for inspection by Buyer from time to time upon reasonable request.

SECTION 15. TERMINATION OF AGREEMENT

         15.1 BY MUTUAL CONSENT. This Agreement may be terminated by mutual written consent of Buyer and Seller.

         15.2 BREACH OF REPRESENTATIONS AND WARRANTIES; FAILURE OF CONDITIONS. Buyer may elect by notice to Seller, and Seller may elect by notice to Buyer, to terminate this Agreement if,

         15.2.1 The terminating party shall have discovered a material error, misstatement, or omission in the representations and warranties made in this Agreement by the other party which shall not have been cured by such other party within fifteen (I 5) days after written notice to such other party specifying in detail such asserted error, misstatement, or ommission, or by the closing date, whichever first occurs.

         15.2.2 All of the conditions precedent of the terminating party's obligations under this Agreement as set forth in either Section 11 or 12, as the case may be, have not occurred and have not been waived by the terminating party on or prior to the closing date.

         15.3 CLOSING NOTWITHSTANDING THE RIGHT TO TERMINATE. The party with a right to terminate this Agreement pursuant to Section 18.2.1 or 18.2.2 shall not be bound to exercise such right, and its failure to exercise such right shall not constitute a waiver of any other right it may have under this Agreement, including but not limited to remedies for breach of a representation, warranty, or covenant.

SECTION 16. MISCELLANEOUS

         16.1 The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

         16.2 Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

  SELLER:         /s/ Raymond Dauenhauer        BUYER:  /s/ Brad Phillips
                  ----------------------                --------------------
                  Raymond Dauenhauer                    Brad Phillips


         All notices and other communications shall be deemed to be given at the expiration of three (3) days after the date of mailing. The addresses to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other parties as provided above.

         16.3 In the event of a default under this Agreement, the defaulting party shall reimburse the non-defaulting party or parties for all costs and expenses reasonably incurred by the non-defaulting party or parties in connection with the default, including without limitation attorney fees. Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney fees at the trial level and on appeal.

         16.4 No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         16.5 This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Kentucky.

         16.6 This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

Witness the signatures of the parties this the 22nd day of April, 2003


SELLER:                                  BUYER:




BY:   /s/ Raymond Dauenhauer             BY:    /s/Brad Phillips
      -----------------------                   ----------------------



STATE OF KENTUCKY
COUNTY OF JEFFERSON


         PERSONALLY appeared before me, the undersigned authority in and for the county and state aforesaid, the within named Raymond C. Dauenhauer who acknowledged to me that he is CEO of Palladium Communications and who acknowledged that he signed, delivered and executed the above and foregoing instrument on the date and year therein mentioned, for and on behalf of said corporation after first having been duly authorized so to do.

         GIVEN under my hand and official seal, this the 22 day of April, 2003.


                                                     /s/
                                                     ---------------------------
                                                     NOTARY PUBLIC
MY COMMISSION EXPIRES:

             8-27-04
----------------------


STATE OF KENTUCKY
COUNTY OF JEFFERSON

                                  SCHEDULE "A"

Carriers/Providers and Independent Sales Agent agreements [$51,150.00]

o Sales Representafive Agreement between US LEC Corporation and Palladium Communications

o     Agent Agreement between NewSouth Communications and Palladium
      Communications

o Master Agent Sales Agreement between AccessPoint, Inc. and Palladium Communications

o Master Representabve Agreement between NuVox Communications, Inc. and Palladium Communications

o     Independent Contractor Markerting Agreement between Cinergy
      Communications Company and Palladium Communications


o Independent Contractor Agreement between Talk America, Inc. and Palladium Communications

o     Agent Agreement between OPEX Communications, Inc. and Palladium
      Communications

o     Sales Representative Agreement between TBI, Inc and Palladium
      Communications

o     Agent Agreement between Cellular Connection Plus and Palladium
      Communications

o     Sales Representative Agreement between CMS, Inc and Palladium
      Communications

o     Agent Agreement between Telcom Decision Makers and Palladium
      Communications

o     Agent Agreement between AMI, Inc and Palladium Communications

o All agent agreement between Palladium Communications and Palladium Independent Sales Agents



Equipment / Office Furniture / Misc [$18,850.00]

o     3,750.00          5 Dell computer setups and monitors
o     2,700.00          3 custom computer setups and monitors
o     2,950.00          1 server
o       250.00          1 HP printer-fax-copier
o       500.00          2 HP laser printer
o       250.00          1 Brother laser printer
o       450.00          1 HP inkjet color printer
o     2,000.00          9 file cabinets
o       250.00          2 large storage cabinets
o       250.00          7 dry erase boards
o       750.00          6 computer chairs
o       350.00          1 wood cabinet
o     4,150.00          3 wood desks and credenzas
o       250.00          2 book shelves
o                       All customer and carrier records/files
o                       All agent commissions reports


Notes/Claims and/or Judgements held by or owed to Palladium Communications

[$5,000.00] o EZ Talk 100k note o Adelphia 700k claim

o     Priority Communications 5k claim